                    DiVall Insured Income Properties 2, L.P.

                                 QUARTERLY NEWS
================================================================================

A Publication of The Provo Group,Inc                          FOURTH QUATER 2001

Partnership Overview

During the year 2001, DiVall 2 distributed $47.10 per unit. Overall, this represents a 9.5% return on the net asset value of $500 per unit as of December 31, 2000.

The Partnership currently owns 26 properties anchored by our ten Wendy's.

Eleven properties showed an increase in sales over the year 2000 and 15 properties were billed for percentage rents. The total percentage rent billing for the properties was $567,000 in 2001 compared to $576,000 in 2000. Three properties, Blockbuster Video, Hostetler's and the Sunrise Preschool are not required to report sales figures. Additionally, Omega Restaurants (formerly a Hardee's) has not yet opened for business and four properties are transitioning at year-end.

The ten Wendy's continue to be dynamic assets for the portfolio. The average sales of our Wendy's is approximately $1,135,000 per store.

The bankruptcy of Phoenix Restaurant Group, Inc. (See Property Highlights, Page
3) and vacancies are endemic of the current economic slowdown in this country. However, relative to other retail activities showing significant weakness, well branded fast food continues to maintain its strength with consumers.

SEE INSIDE

Distribution Highlights.................................................     2

Fourth Quarter Statements of Income & Cash Flow Changes.................     2

Property Highlights.....................................................   2-3

Questions & Answers.....................................................     3

                             Distribution Highlights

..    $10.48 per unit (approx.) for the Fourth Quarter 2001.

..    $485,000 total amount distributed for the Fourth Quarter 2001 which is
     $40,000 lower than originally projected. Overall combined, the first two quarters were $55,000 higher than anticipated and the remaining two quarters were $65,000 lower than projected.

..    The Fourth Quarter distribution represents an approximate 8.4% annualized return from operations based on $23,000,000 (estimated net asset value as of 12/31/00).

..    $1,100.00 to $902.00 range of distributions per unit from the first unit sold to the last unit sold before the offering closed (February 1990), respectively. (NOTE: Distributions are from both cash flow from operations and "net" cash activity from financing and investing activities.)

                  Statements of Income and Cash Flow Highlights

..    Rental income shows a decrease of $147,000 primarily due to the timing of percentage rents, however last quarter showed an increase in rental accruals. When tenants exceed their breakpoint, the income is recognized as earned. We expected to recognize most of the 2001 percentage rents in the Fourth Quarter, however some tenants percentage rent income were recognized in the Third Quarter. Additionally, a portion of the decrease in rental income is due to the Hardee's (South Milwaukee) and Mulberry Street Grill vacancies (see Property Highlights below).

..    Operating expenses increased by $21,000. This increase is primarily due to the unexpected real estate tax accruals which were incurred in the Fourth Quarter in relation to the vacant Hardee's (S. Milwaukee, WI), Denny's (Twin Falls, ID) properties and the Omega Restaurants (Milwaukee, WI) property.

            PROPERTY HIGHLIGHTS

..    Hardee's (South Milwaukee, WI) has vacated the property. The Lease expired on November 30, 2001. We are actively seeking a new tenant for this location.

..    Village Inn (Grand Forks, ND) was delinquent at December 31, 2001, in the amount of $530. This amount represents late fees.

..    Omega Restaurants (Milwaukee, WI). This is the former Hardee's location.
     The Tenant began paying rent in October, but has not yet opened for business. We have contacted the Tenant to find out the status of the Grand Opening.

            PROPERTY HIGHLIGHTS

..    Mulberry Street Grill (Formerly Mr. Munchies, Phoenix, AZ) As indicated
     last quarter, we have filed a lawsuit against this Tenant. Unfortunately, the Tenant has filed Bankruptcy, and therefore, we do not anticipate receiving any money for damages. The Ground Landlord has subsequently filed suit against us. Although they have re-leased the property to a new Tenant, they continue to seek damages and have filed for Summary Judgement. We dispute the alleged damages and intend to respond to the Summary Judgement Motion.

..    Denny's (Twin Falls, ID) was delinquent at December 31, 2001 in the amount of $29,029. This amount represents September - December rent and late fees. On October 31, 2001, our Denny's operator, Phoenix Restaurant Group, Inc. ("Phoenix") filed a voluntary petition in bankruptcy under Chapter 11 in the United States Bankruptcy Court. On November 1, 2001, Phoenix filed a motion to reject the Lease at this location. On November 6, 2001, the Bankruptcy Court granted Phoenix's motion to reject the Lease. It is unknown whether we will collect any damages through the Courts. We have contacted a broker in the area, but have found that Phoenix's subtenant, Fiesta Time, continues to operate at this location. As Phoenix rejected this Lease, the subtenant has no rights to possession of the property. (Phoenix apparently had no idea their subtenant remained in possession of the property. They "thought" they had evicted the Tenant). We are in the process of getting possession to the property, at which time we will begin "showing" it for re-lease or sale. The Bankruptcy Courts will allow us to file for damages of $85,800 or one year of rent. It is uncertain whether we will be able to collect any of this amount.

..    Hardee's (Hartford, WI) We received notice from the operator that they had ceased operations in November 2001. This operator is a subtenant of Hardee's Corporate. Hardee's Corporate remains liable for all obligations under the Lease. They have continued to pay the rents and there is no balance due.

--------------------------------------------------------------------------------

                               QUESTIONS & ANSWERS

..    When can I expect my next distribution mailing?
     Your distribution correspondence for the First Quarter of 2002 is scheduled to be mailed on May 15, 2002.

..    When can I expect my 2001 Schedule K-1?
     The Schedule K-1's will be mailed no later than February 28, 2002.

..    What is the new net unit value as of December 31, 2001.
     That information is not yet available. The Net Unit Value letters are scheduled to be mailed on or before February 28, 2002.

..    If I have questions or comments, how can I reach your office?
     Please feel free to contact us at our toll-free number (800) 547-7686 or
     (816) 421-7444 or you may contact us by mail at: The Provo Group, Inc. 101
     W. 11th Street, Suite 1110, Kansas City, MO 64105. Finally, we can also be reached via e-mail at mevans@theprovogroup.com.

-------------------------------------------------------------------------------
                    DIVALL INSURED INCOME PROPERTIES 2 L.P.
                   STATEMENTS OF INCOME AND CASH FLOW CHANGES
               FOR THE THREE MONTH PERIOD ENDED DECEMBER 31, 2001

--------------------------------------------------------------------------------

                                                                     PROJECTED      ACTUAL      VARIANCE
                                                                     ----------   ----------    ---------
                                                                        4th          4th
                                                                      QUARTER      QUARTER       BETTER
                                                                     12/31/2001   12/31/2001     (WORSE)
                                                                     ----------   ----------    ---------
 OPERATING REVENUES
   Rental income                                                     $  997,376    $ 849,910    ($147,466)
   Interest income                                                       14,600        4,976       (9,624)
   Lease Termination Fee                                                      0            0            0
   Other income                                                               0        3,284        3,284
                                                                     ----------    ---------    ---------
 TOTAL OPERATING REVENUES                                            $1,011,976    $ 858,169    ($153,807)
                                                                     ----------    ---------    ---------

 OPERATING EXPENSES
   Insurance                                                         $    4,908    $   6,936      ($2,028)
   Management fees                                                       47,910       48,450         (540)
   Overhead allowance                                                     3,870        2,612        1,258
   Advisory Board                                                         2,189        2,188            2
   Administrative                                                         6,900        3,522        3,378
   Professional services                                                  8,060       11,438       (3,378)
   Auditing                                                              15,375       21,837       (6,462)
   Legal                                                                  6,000        5,234          766
   Real Estate Taxes                                                          0       14,330      (14,330)
   Defaulted tenants/Maintenance Expense                                    900          830           70
                                                                     ----------    ---------    ---------
 TOTAL OPERATING EXPENSES                                            $   96,112    $ 117,378     ($21,266)
                                                                     ----------    ---------    ---------
 GROUND RENT                                                         $   16,650    $  17,902      ($1,252)
                                                                     ----------    ---------    ---------
 INVESTIGATION AND RESTORATION EXPENSES                              $        0    $     111        ($111)
                                                                     ----------    ---------    ---------
 NON-OPERATING EXPENSES
   Write-off of uncollectible receivables                            $        0    $  27,850     ($27,850)
   Loss on Disposition of Asset                                               0      156,714     (156,714)
   Depreciation                                                          86,100       86,100            0
   Amortization                                                           2,787        3,477         (690)
                                                                     ----------    ---------    ---------
 TOTAL NON-OPERATING EXPENSES                                        $   88,887    $ 274,141    ($185,254)
                                                                     ----------    ---------    ---------
 TOTAL EXPENSES                                                      $  201,649    $ 409,532    ($207,881)
                                                                     ----------    ---------    ---------
 NET INCOME (LOSS)                                                   $  810,327    $ 448,637    ($361,688)

   OPERATING CASH RECONCILIATION:                                                               VARIANCE
                                                                                                ---------
     Depreciation and amortization                                       88,887       89,577          690
     Write-off of uncollectible receivables                                   0       27,850       27,850
     Recovery of amounts previously written off                               0       (2,781)      (2,781)
     Loss on Disposition of Asset                                             0      156,714      156,714
     (Increase) Decrease in current assets                             (466,555)    (370,680)      95,875
     Increase (Decrease) in current liabilities                           2,991      128,852      125,861
     (Increase) Decrease in cash reserved for payables                   (6,232)    (130,646)    (124,414)
     Advance from/(to) current cash flows for future distributions       96,200       91,200       (5,000)
                                                                     ----------    ---------    ---------
   Net Cash Provided From Operating Activities                       $  525,619    $ 438,723     ($86,896)
                                                                     ----------    ---------    ---------

CASH FLOWS FROM (USED IN) INVESTING
    AND FINANCING ACTIVITIES
    Sale of property                                                          0        2,190        2,190
    Recoveries from former General Partner's                                  0        2,781        2,781
    Note receivable- Hardee's Food Systems                                    0       39,250       39,250
                                                                     ----------    ---------    ---------
 Net Cash Provided From Investing And Financing
   Activities                                                        $        0    $  44,221    $  44,221
                                                                     ----------    ---------    ---------
 Total Cash Flow For Quarter                                         $  525,618    $ 482,943     ($42,675)
 Cash Balance Beginning of Period                                       887,076      796,217      (90,859)
 Less 3rd quarter distributions paid 11/15/01                          (525,000)    (500,000)      25,000
 Change in cash reserved for payables or future distributions           (89,968)      39,446      129,414
                                                                     ----------    ---------    ---------
 Cash Balance End of Period                                          $  797,727    $ 818,606    $  20,881
                                                                                                       0
 Cash reserved for 4th quarter L.P. distributions                      (525,000)    (485,000)      40,000
 Cash reserved for payment of accrued expenses                         (154,347)    (284,553)    (130,206)
 Cash advanced from (reserved for) future distributions                       0            0            0
                                                                     ----------    ---------    ---------
 Unrestricted Cash Balance End of Period                             $  118,380    $  49,053     ($69,327)
                                                                     ==========    =========    =========
-----------------------------------------------------------------------------------------------------------
                                                                     PROJECTED      ACTUAL      VARIANCE
                                                                     ----------    ---------    --------
* Quarterly Distribution                                             $ 525,000     $485,000     ($40,000)
  Mailing Date                                                         2/15/02     (enclosed)         --
-----------------------------------------------------------------------------------------------------------

* Refer to distribution letter for details of quality distribution.

PROJECTIONS FOR
DISCUSSION PURPOSES

                     DIVALL INSURED INCOME PROPERTIES 2 LP
                              2001 PROPERTY SUMMARY
                              AND RELATED RECEIPTS

PORTFOLIO          (Note 1)

                                                            REAL ESTATE                           EQUIPMENT
                                                  ----------------------------   -----------------------------------------
                                                               ANNUAL              LEASE                 ANNUAL
                                                                BASE      %      EXPIRATION              LEASE       % *
CONCEPT                            LOCATION         COST        RENT    YIELD      DATE        COST     RECEIPTS   RETURN
-----------------------------   ---------------   ---------   -------   ------   ----------   -------   --------   ------
APPLEBEE'S                      COLUMBUS, OH      1,059,465   135,780    12.82%                84,500      0        0.00%

BLOCKBUSTER                     OGDEN, UT           646,425   100,670    15.57%

DENNY'S                         PHOENIX, AZ         972,726    65,000     6.68%               183,239      0        0.00%
DENNY'S                         PHOENIX, AZ         865,900    90,000    10.39%               221,237      0        0.00%
FIESTA TIME                     TWIN FALLS, ID      699,032    85,800    12.27%               190,000      0        0.00%
FORMER MULBERRY ST GRILL  (2)   PHOENIX, AZ         500,000    25,500     5.10%                14,259      0        0.00%

HARDEE'S  (4)                   S MILWAUKEE, WI     808,032    58,667     7.26%
HARDEE'S  (4)                   HARTFORD, WI        686,563    64,000     9.32%
FORMER HARDEE'S  (4)  (5)       MILWAUKEE, WI     1,010,045    25,333     2.51%     (3)       260,000      0        0.00%
   "                     "                                                                    151,938      0        0.00%
HARDEE'S  (4)                   FOND DU LAC, WI     849,767    88,000    10.36%     (3)       290,469      0        0.00%
HARDEE'S  (4)                   MILWAUKEE, WI             0         0     0.00%               780,000      0        0.00%

HOOTER'S                        R. HILLS, TX      1,246,719    95,000     7.62%

HOSTETTLER'S                    DES MOINES, IA      845,000    60,000     7.10%                52,813      0        0.00%

KFC                             SANTA FE, NM        451,230    60,000    13.30%

MIAMI SUBS                      PALM BEACH, FL      743,625    51,000     6.86%

                                                              TOTALS
                                                  ------------------------------
                                                               ANNUAL
CONCEPT                            LOCATION         COST      RECEIPTS   RETURN
-----------------------------   ---------------   ---------   --------   -------
APPLEBEE'S                      COLUMBUS, OH      1,143,965    135,780    11.87%

BLOCKBUSTER                     OGDEN, UT           646,425    100,670    15.57%

DENNY'S                         PHOENIX, AZ       1,155,965     65,000     5.62%
DENNY'S                         PHOENIX, AZ       1,087,137     90,000     8.28%
FIESTA TIME                     TWIN FALLS, ID      889,032     85,800     9.65%
FORMER MULBERRY ST GRILL  (2)   PHOENIX, AZ         514,259     25,500     4.96%

HARDEE'S  (4)                   S MILWAUKEE, WI     808,032     58,667     7.26%
HARDEE'S  (4)                   HARTFORD, WI        686,563     64,000     9.32%
FORMER HARDEE'S  (4)  (5)       MILWAUKEE, WI     1,421,983     25,333     1.78%
   "                    "
HARDEE'S  (4)                   FOND DU LAC, WI   1,140,236     88,000     7.72%
HARDEE'S  (4)                   MILWAUKEE, WI       780,000          0     0.00%

HOOTER'S                        R. HILLS, TX      1,246,719     95,000     7.62%

HOSTETTLER'S                    DES MOINES, IA      897,813     60,000     6.68%

KFC                             SANTA FE, NM        451,230     60,000    13.30%

MIAMI SUBS                      PALM BEACH, FL      743,625     51,000     6.86%

Note 1: This property summary includes only property and equipment held by the Partnership and actual rent revenues received during 2001.

     2: The property was vacated by the tenant in April 2001 and monthly rent charges ceased as of June 2001. The Partnership had previously entered into a long-term ground lease in which the Partnership is responsible for payment. However, due to the vacancy, Management is litigating with the ground lease landlord to relinquish the Partnership of their long-term ground lease obligations as of May 2001, and return possession of the building to the landlord. The building was written-off at a loss of $157,000 in the fourth quarter.

     3: The lease was terminated and the equipment sold to Hardee's Food
        Systems in conjunction with their assumption of the Terratron leases in November 1996.

     4: These leases were assumed by Hardee's Food Systems at a reduced rental rate from that stated in the original leases.

     5: The lease with Hardee's Food Systems was terminated as of April 30,
        2001. A new lease with Omega Restaurants was negotiated and monthly rent commmenced in October 2001.

PROJECTIONS FOR
DISCUSSION PURPOSES

                      DIVALL INSURED INCOME PROPERTIES 2 LP
                              2001 PROPERTY SUMMARY
                              AND RELATED RECEIPTS

PORTFOLIO          (Note 1)

                                                           REAL ESTATE                            EQUIPMENT
                                                  ------------------------------   ------------------------------------------
                                                                 ANNUAL              LEASE                   ANNUAL
                                                                  BASE       %     EXPIRATION                LEASE        %
CONCEPT                 LOCATION                     COST         RENT     YIELD     DATE          COST     RECEIPTS   RETURN
---------------------   ----------------          ----------   ---------   -----   ----------   ---------   --------   ------
OMEGA RESTAURANT  (5)   MILWAUKEE, WI              1,010,045      21,000    2.08%                 260,000       0       0.00%
   "               "                                                                              151,938       0       0.00%

POPEYE'S                PARK FOREST, IL              580,938      77,280   13.30%

SUNRISE PS              PHOENIX, AZ                1,084,503     129,629   11.95%                  79,219       0       0.00%
                                                                                                   19,013       0       0.00%
VILLAGE INN             GRAND FORKS, ND              739,375      60,000    8.11%

WENDY'S                 AIKEN, SC                    633,750      90,480   14.28%
WENDY'S                 CHARLESTION, SC              580,938      77,280   13.30%
WENDY'S                 N. AUGUSTA, SC               660,156      87,780   13.30%
WENDY'S                 AUGUSTA, GA                  728,813      96,780   13.28%
WENDY'S                 CHARLESTON, SC               596,781      76,920   12.89%
WENDY'S                 AIKEN, SC                    776,344      96,780   12.47%
WENDY'S                 AUGUSTA, GA                  649,594      86,160   13.26%
WENDY'S                 CHARLESTON, SC               528,125      70,200   13.29%
WENDY'S                 MT. PLEASANT, SC             580,938      77,280   13.30%
WENDY'S                 MARTINEZ, GA                 633,750      84,120   13.27%

-----------------------------------------------   ----------   ---------   -----                ---------       -       ----
PORTFOLIO TOTALS (26 Properties as of 12/31/01)   20,158,534   2,136,439   10.60%               2,326,687       0       0.00%
-----------------------------------------------   ----------   ---------   -----                ---------       -       ----

                                                                TOTALS
                                                  -------------------------------
                                                                TOTAL
CONCEPT                 LOCATION                    COST       RECEIPTS    RETURN
---------------------   ----------------          ----------   ---------   ------
OMEGA RESTAURANT  (5)   MILWAUKEE, WI              1,421,983      21,000    1.48%
   "               "

POPEYE'S                PARK FOREST, IL              580,938      77,280   13.30%

SUNRISE PS              PHOENIX, AZ                1,182,735     129,629   10.96%

VILLAGE INN             GRAND FORKS, ND              739,375      60,000    8.11%

WENDY'S                 AIKEN, SC                    633,750      90,480   14.28%
WENDY'S                 CHARLESTION, SC              580,938      77,280   13.30%
WENDY'S                 N. AUGUSTA, SC               660,156      87,780   13.30%
WENDY'S                 AUGUSTA, GA                  728,813      96,780   13.28%
WENDY'S                 CHARLESTON, SC               596,781      76,920   12.89%
WENDY'S                 AIKEN, SC                    776,344      96,780   12.47%
WENDY'S                 AUGUSTA, GA                  649,594      86,160   13.26%
WENDY'S                 CHARLESTON, SC               528,125      70,200   13.29%
WENDY'S                 MT. PLEASANT, SC             580,938      77,280   13.30%
WENDY'S                 MARTINEZ, GA                 633,750      84,120   13.27%

-----------------------------------------------   ----------   ---------   -----
PORTFOLIO TOTALS (26 Properties as of 12/31/01)   22,485,221   2,136,439    9.50%
-----------------------------------------------   ----------   ---------   -----

Note 1: This property summary includes only property and equipment held by the Partnership and actual rent revenues received during 2001.

     2: The property was vacated by the tenant in April 2001 and monthly rent charges ceased as of June 2001. The Partnership had previously entered into a long-term ground lease in which the Partnership is responsible for payment. However, due to the vacancy, Management is litigating with the ground lease landlord to relinquish the Partnership of their long-term ground lease obligations as of May 2001, and return possession of the building to the landlord. The building was written-off at a loss of $157,000 in the fourth quarter.

     3: The lease was terminated and the equipment sold to Hardee's Food
        Systems in conjunction with their assumption of the Terratron leases in November 1996.

     4: These leases were assumed by Hardee's Food Systems at a reduced rental rate from that stated in the original leases.

     5: The lease with Hardee's Food Systems was terminated as of April 30,
        2001. A new lease with Omega Restaurants was negotiated and monthly rent commmenced in October 2001.